                           SCHEDULE 14A INFORMATION

   Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act
                           of 1934 (Amendment No.  )

                          Filed by the Registrant [X]

                Filed by a Party other than the Registrant [_]

                          Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))


[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials
[_] Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Union Pacific Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

                                                       Notice of Annual Meeting
                                                                of Shareholders
[LOGO OF UNION PACIFIC]

1416 Dodge Street
Room 1230
Omaha, NE 68179

To the Shareholders:                                              March 9, 2000

   You are hereby notified that the 2000 Annual Meeting of Shareholders of Union Pacific Corporation, a Utah corporation (the Company), will be held at the Little America Hotel, 500 S. Main Street, Salt Lake City, Utah, at 8:30 A.M., Mountain Daylight Time, on Friday, April 21, 2000 for the following purposes:

  (1) to elect 12 directors, each to serve for a term of one year;

  (2) to adopt the Union Pacific Corporation 2000 Directors Stock Plan;

  (3) to ratify the appointment of Deloitte & Touche LLP as the independent certified public accountants of the Company; and

to transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof; all in accordance with the accompanying Proxy Statement.

   Only shareholders of record at the close of business on February 11, 2000 are entitled to notice of and to vote at the Annual Meeting.

   Shareholders are urged to date, sign and return the enclosed proxy promptly, whether or not they expect to attend the meeting in person.

                                        Carl W. von Bernuth
                                        Senior Vice President,
                                        General Counsel and Secretary

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE WHETHER OR NOT THEY EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOUR PROXY MAY BE REVOKED AT ANY TIME BEFORE IT IS VOTED.

   (The enclosed return envelope requires no postage if mailed in the United
                                   States.)

                           UNION PACIFIC CORPORATION

                                PROXY STATEMENT

        For Annual Meeting of Shareholders to Be Held on April 21, 2000

                                                                  March 9, 2000

   This Proxy Statement is being furnished to shareholders of Union Pacific Corporation, a Utah corporation (the Company), in connection with the solicitation of proxies by the Board of Directors of the Company for use at the Annual Meeting of Shareholders (Annual Meeting) to be held on April 21, 2000 for the purpose of considering and voting upon the matters set forth in the accompanying notice of the Annual Meeting. The first date on which this Proxy Statement and the accompanying form of proxy are being sent to shareholders of the Company is March 9, 2000.

   The close of business on February 11, 2000 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date there were 247,845,885 shares of Common Stock (Common Stock) of the Company outstanding, exclusive of shares held in the treasury of the Company which may not be voted.

   Holders of shares of Common Stock are entitled to one vote for each share registered in their respective names. On all matters considered at the Annual Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter. Abstentions and broker non-votes will be counted in determining if a quorum is present.

   All shares represented by properly executed proxies will, unless such proxies have previously been revoked, be voted at the Annual Meeting in accordance with the directions on the proxies. If no direction is indicated, the shares will be voted as recommended by the Board of Directors. A shareholder executing and returning a proxy has the power to revoke it at any time before it is voted by providing written notice of such revocation to the Secretary of the Company, by submitting a validly executed later-dated proxy or by attending the meeting and voting in person. The mere presence of a shareholder at the Annual Meeting, however, will not constitute a revocation of a previously submitted proxy.

   The Company will bear the costs of its solicitation of proxies. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and facsimile transmission by the directors, officers and employees of the Company. Arrangements also will be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of Common Stock held of record by such persons, and the Company may reimburse such custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in connection with such solicitation. In addition, Morrow & Co., Inc., 909 Third Avenue, New York, N.Y. 10022 has been engaged to solicit proxies for the Company. The anticipated fees of Morrow & Co., Inc. are $14,500 plus certain expenses.

Shareholder Proposals

   Shareholders desiring to submit a proposal under Securities and Exchange Commission (SEC) Rule 14a-8 for consideration for inclusion in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting must submit in writing such proposal and any statement in support thereof to the Secretary of the Company by November 8, 2000 and comply with the other requirements of Rule 14a-8.

   Under SEC Rule 14a-4, the Company may exercise discretionary voting authority under proxies it solicits to vote on a proposal made by a shareholder at the 2001 Annual Meeting that the shareholder does not seek to include in the Company's proxy statement pursuant to SEC Rule 14a-8 unless the Company is notified about the proposal on or before January 21, 2001, and the shareholder satisfies the other requirements of SEC Rule 14a-4(c). However, except with respect to shareholder proposals included in the Company's proxy statement pursuant to SEC Rule 14a-8, the Company's By-Laws provide that to be considered at the 2001 Annual Meeting any shareholder proposal must be submitted in writing to the Secretary at the executive offices of the Company during the period beginning on December 22, 2000 and ending on January 21, 2001 and must contain the information specified by and otherwise comply with the Company's By-Laws. Any shareholder wishing to receive a copy of the Company's By-Laws should direct a written request to the Secretary at the Company's executive offices.

                         (1) ELECTION OF 12 DIRECTORS

   Unless authority to do so is withheld, the Company's proxies intend to vote the enclosed proxy at the Annual Meeting for the election of the 12 nominees for director named herein, all of whom are currently directors of the Company. It is intended that the nominees for director be elected to hold office for a term of one year or until their successors are elected. If any nominee(s) for director for any reason should become unavailable for election, it is intended that discretionary authority will be exercised by the persons named in the enclosed proxy in respect of the election of such other person(s) as the Board of Directors shall nominate. The Board of Directors is not aware of any circumstances likely to cause any nominee for director to become unavailable for election. The 12 nominees for director receiving the highest number of votes cast at the Annual Meeting will be elected. Mr. Anschutz has been nominated as a director pursuant to the Anschutz Shareholders Agreement, as described under "Certain Relationships and Related Transactions--Agreement with Anschutz Shareholders".

   As of February 11, 2000 all directors and executive officers as a group beneficially owned 17,563,064 shares of Common Stock, representing 6.99% of the outstanding Common Stock, of which 3,423,336 are shares with respect to which such persons have the right to acquire beneficial ownership within 60 days. No nominee for director other than Mr. Anschutz beneficially owned more than 0.65% of the outstanding Common Stock. Mr. Anschutz beneficially owns 5.04% of the outstanding Common Stock, and, pursuant to the Anschutz Shareholders Agreement, such shares are required to be voted in accordance with the recommendations of the Board of Directors in the election of directors.

   Mr. William H. Gray, III, found it necessary to leave the Board on December 31, 1999, due to significantly increased responsibilities of administering the Gates Millennium Scholars Program. The Board wishes to express its deep appreciation to Mr. Gray for the integrity, conscientiousness, strength of character and special insight that have been a constant hallmark of his service as a director of the Company, and wishes Mr. Gray every success in his future endeavors.

   The following tables set forth certain information on the nominees for director, including Common Stock beneficially owned as of February 11, 2000 and current holdings of Company Common Stock Units, representing deferred compensation and other amounts credited to their accounts. These ownership figures indicate the alignment of the named individuals' financial interests with the interests of the Company's shareholders since each Common Stock Unit is equivalent in value to a share of Company Common Stock and the value of their total holdings fluctuates with the price of the Company's Common Stock.

                                                         Equity Ownership
                                                       --------------------
            Name and Principal Occupation                 UPC       UPC
                    or Employment                      Units (a)   Shares
            -----------------------------              --------- ----------

Philip F. Anschutz                                       4,006   12,497,059(b)
  Chairman of the Board, Chief Executive Officer and a
   director, The Anschutz Corporation and Anschutz
   Company (the corporate parent of The Anschutz
   Corporation), energy, transportation,
   communications, professional sports, agriculture
   and real estate, Denver, CO. Director, Forest Oil
   Corporation, Qwest Communications International
   Inc. Director and Vice Chairman of the Company
   since 1996. Age 60.

Robert P. Bauman                                         1,549        3,785
  Retired Chief Executive, SmithKline Beecham p.l.c.,
   pharmaceuticals and consumer products, Parsippany,
   NJ. Director, CIGNA Corporation, Invensys p.l.c.,
   Morgan Stanley Dean Witter & Co., Reuters Holdings
   p.l.c. Director of the Company since 1987. Age 68.

Richard B. Cheney                                        4,160        2,185
  Chairman of the Board, Chief Executive Officer and a
   director, Halliburton Company, specialized services
   for the petroleum industry, Dallas, TX. Director,
   Electronic Data Systems Corp., The Procter & Gamble
   Company. Director of the Company since 1993. Age
   59.

                                                             Equity Ownership
                                                           -------------------

              Name and Principal Occupation                   UPC       UPC
                      or Employment                         Units(a)   Shares
              -----------------------------                ---------  --------

E. Virgil Conway                                             2,263     17,785
  Chairman and a member of the Board, Metropolitan
   Transportation Authority, public transportation, New
   York, NY. Director, Accuhealth, Inc., Centennial
   Insurance Company. Trustee, Atlantic Mutual Insurance
   Company, Consolidated Edison Company of New York, Inc.,
   Urstadt Biddle Properties, Inc., Mutual Funds Managed
   by Phoenix Duff & Phelps. Director of the Company since
   1978. Age 70.

Richard K. Davidson                                        105,424  1,587,386(c)
  Chairman, President and Chief Executive Officer of the
   Company and Chairman and Chief Executive Officer of
   Union Pacific Railroad Company, a subsidiary of the
   Company. Director of the Company since 1994. Age 58.

Thomas J. Donohue                                            1,218      1,800
  President and Chief Executive Officer, U.S. Chamber of
   Commerce, business federation, Washington, DC.
   Director, Sunrise Assisted Living, Inc., XM Satellite
   Radio. Director of the Company since 1998. Age 61.

Spencer F. Eccles                                            2,114      9,785(d)
  Chairman and Chief Executive Officer, First Security
   Corporation, bank holding company, Salt Lake City, UT.
   Director, Anderson Lumber Co., First Security Bank,
   N.A., Zion's Cooperative Mercantile Institution.
   Director of the Company since 1976. Age 65.

Ivor J. Evans                                               25,591    253,334(e)
  President and Chief Operating Officer of Union Pacific
   Railroad Company, a subsidiary of the Company. Director
   of the Company since 1999. Age 57.

                                                             Equity Ownership
                                                             ----------------
               Name and Principal Occupation                    UPC     UPC
                       or Employment                         Units (a) Shares
               -----------------------------                 --------- ------

Elbridge T. Gerry, Jr.                                         3,298   4,794(f)
  Partner, Brown Brothers Harriman & Co., bankers, New York,
   NY. Director of the Company since 1986. Age 66.

Judith Richards Hope                                           1,971   4,385
  Senior Counsel, Paul, Hastings, Janofsky & Walker, law
   firm, Los Angeles, CA, New York, NY and Washington, DC.
   Director, The Budd Company, General Mills, Inc., Zurich
   Insurance Companies--U.S. Member, The Harvard Corporation
   (The President and Fellows of Harvard College). Director
   of the Company since 1988. Age 59.

Richard J. Mahoney                                             2,278   5,198
  Retired Chairman and Chief Executive Officer, Monsanto
   Company, agricultural, pharmaceutical and food products,
   St. Louis, MO. Distinguished Executive in Residence,
   Center for the Study of American Business, Washington
   University, St. Louis, MO. Advisory Director,
   Metropolitan Life Insurance Company. Director of the
   Company since 1991. Age 66.

Richard D. Simmons                                             2,157   4,828
  Retired President, International Herald Tribune,
   communications, Washington, DC. Director, J. P. Morgan &
   Co. Incorporated, Morgan Guaranty Trust Company of New
   York, The Washington Post Company, OBLOG Software
   Systems, Inc., World Web Limited. Director of the Company
   since 1982. Age 65.

---------
(a) See "Compensation of Directors" for a discussion of the Stock Unit Grant and Deferred Compensation Plan for non-employee directors. Additionally, see "Report on Compensation" for an explanation of certain restrictions on retention stock units for employee directors.
(b) See "Security Ownership of Certain Beneficial Owners".

(c) The UPC Unit amount includes 32,309 deferred stock units and 73,115 retention stock units. The UPC Shares amount includes 1,192,425 shares of Common Stock subject to presently exercisable stock options granted under the 1993 Stock Option and Retention Stock Plan. In addition, Mrs. Richard
    K. Davidson is the beneficial owner of 15,910 shares of Common Stock. Mr. Davidson disclaims beneficial interest in such shares.
(d) Mr. Eccles also has shared voting or investment power with respect to 30,000 shares held in family trusts or owned by members of Mr. Eccles' family.
(e) The UPC Unit amount includes retention stock units only. The UPC Shares amount includes 73,334 shares of Common Stock subject to presently exercisable stock options and 80,000 restricted shares granted under the 1993 Stock Option and Retention Stock Plan.
(f) Mr. Gerry also has shared voting or investment power with respect to 399,561 shares held in family trusts.
---------

   All nominees for director are also members of the Board of Directors of Union Pacific Railroad Company (the Railroad), an indirect wholly-owned subsidiary of the Company, and it is intended that all nominees for director will also be elected to serve on the Board of the Railroad until their successors are elected.

   Except for the nominees listed below, each of the nominees named in the preceding table has held the indicated office or position in his or her principal occupation for at least five years. Each of the nominees listed below held the earliest indicated office or position as of at least five years ago.

   Mr. Philip F. Anschutz also served as President of The Anschutz Corporation and Anschutz Company until December 1996, and non-executive Chairman and a director of Southern Pacific Rail Corporation until September 1996. Mr. Robert
P. Bauman was non-executive Chairman of British Aerospace p.l.c. from April 1994 through May 8, 1998. Mr. Bauman was also Deputy Chairman of BTR p.l.c., manufacturing and engineering, from October 1997 to May 8, 1998 and was Chairman of BTR from May 8, 1998 to February 3, 1999. Mr. Richard B. Cheney served as Senior Fellow, American Enterprise Institute through September 30, 1995, President and Chief Executive Officer of Halliburton Company from October 1 through December 31, 1995, Chairman, President and Chief Executive Officer of Halliburton from January 1, 1996 through May 30, 1997, Chairman and Chief Executive Officer of Halliburton from May 31, 1997 to October 1, 1998, Chief

Executive Officer of Halliburton from October 1, 1998 to December 31, 1999 and Chairman and Chief Executive Officer of Halliburton from February 1, 2000 to present. Mr. Richard K. Davidson was Chairman and Chief Executive Officer of the Railroad until August 15, 1995, Chairman of the Railroad until November 6, 1996 and Chairman and Chief Executive Officer of the Railroad since such date. Mr. Davidson has also been President and Chief Operating Officer of the Company since November 1, 1995 and Chairman, President and Chief Executive Officer of the Company since January 1, 1997. Mr. Thomas J. Donohue was President and Chief Executive Officer of the American Trucking Associations, the national organization of the trucking industry, through September 1997 and since such date has been President and Chief Executive Officer of the U.S. Chamber of Commerce. Mr. Ivor J. Evans was Senior Vice President of Emerson Electric Company, industrial motors and equipment, appliance components, electronics, power tools and valves, through September 14, 1998. Mrs. Judith Richards Hope was Senior Partner of Paul, Hastings, Janofsky & Walker through April 1997 and since such date has been Senior Counsel to such firm. Mr. Richard J. Mahoney was Chairman and Chief Executive Officer of Monsanto Company through March 31, 1995, Chairman of the Executive Committee and a director of Monsanto through March 1996 and since April 1, 1995 has been Distinguished Executive in Residence at Washington University in St. Louis. Mr. Richard D. Simmons was President of International Herald Tribune through March 31, 1996.

Compensation of Directors

   Directors who are not employees of the Company receive an annual retainer of $60,000 plus expenses. Directors are required to invest $30,000 of the retainer in the Stock Unit Account referred to below. In addition, Chairs of Board Committees receive annual retainers of $6,000 each. Directors who are employees of the Company receive no retainers. Under the Stock Unit Grant and Deferred Compensation Plan for directors of the Company, a director may elect by December 31 of any year to defer all or a portion of any compensation for service as a director in the ensuing year or years, excluding reimbursement for expenses. Payment of such deferred compensation begins, for amounts in the Stock Unit Account, in January of the year following termination of service as a director (or of a year selected by the director but no earlier than such termination) and, for amounts in the Fixed Rate or Vanguard Accounts referred to below, at the election of the director either at any of such times or in the January following retirement from the director's primary occupation. Deferred compensation may be paid, at the election of the director, in either a lump sum or in up to 10 equal annual installments and may be invested, at the option of the director, in either a Fixed Rate Account or a Stock Unit Account administered by the Company or in various accounts administered by The Vanguard Group. The accounts are unfunded, unsecured obligations of the Company. The Company Fixed Rate Account earns interest compounded annually at a rate determined by the Treasurer of the Company in January of each year and the Vanguard Accounts experience earnings and value fluctuations as determined by Vanguard's investment experiences. The Stock Unit Account fluctuates in value based on changes in the price of the Common Stock, and equivalents to cash dividends paid on the Common Stock are deemed to be reinvested in the Stock Unit Account. Cash retainers voluntarily deferred by six directors during 1999 totaled $176,500.

   Directors who are not employees of the Company receive $10 million of excess liability insurance coverage and have elected to receive $100,000 of term life insurance for which the Company paid total premiums of approximately $1,370 for each director in 1999. Directors may also elect to participate in a Company sponsored contributory health care plan. Medical and dental benefits are paid only after payment of benefits under any other group plan in which a director participates. Retired directors are also eligible to participate in a contributory medical program.

   Each non-employee director who was elected to the Board prior to January 1996 participates in a pension plan which provides an annual pension benefit of $36,000 upon retirement from the Board of Directors with at least five years of service and attainment of age 65. Directors Bauman, Cheney, Conway, Eccles, Gerry, Hope, Mahoney and Simmons currently are eligible to receive pension benefits upon retirement. The Company has purchased annuities to satisfy part of the pension obligation to certain directors in amounts calculated to provide the same expected amount net of federal taxes as the pension obligation replaced by the annuity. In January 1996, the Board terminated the pension plan for directors newly elected subsequent to that date. Non-employee directors first elected since January 1996 will receive a credit, at their fifth anniversary date, to the Stock Unit Account referred to above. The amount of the credit was determined based upon certain age, retirement and mortality assumptions and a discount rate of 9.8%, and would not be available until after termination of Board service. Such credit would be equal to 1,889 Stock Units based on a Company Common Stock price of $45 per share. Directors first elected to the Board prior to 1996 will continue to be eligible for the $36,000 annual pension. However, such directors were permitted to exchange $6,000 of such pension for a credit to the Stock Unit Account calculated to provide an approximately equivalent expected present value to the $6,000 annual pension. Such credits to the Stock Unit Accounts are reflected in the preceding biographical information on directors.

   As part of its overall program to promote charitable giving, the Company has established the Union Pacific Corporation Board of Directors' Charitable Contribution Plan pursuant to which the Company has purchased $1 million of life insurance on each incumbent director, subject to vesting requirements based on length of service as a director (i.e., over a five-year period in 20% increments). Death benefits will be paid to the Company and the Company will donate up to $500,000 of the proceeds to no more than two charitable organizations recommended by the director and the remainder of the proceeds to Union Pacific Foundation in the name of the director. Directors derive no financial benefit from this program since all charitable contribution tax deductions accrue solely to the Company. Moreover, benefits paid to the Company's Foundation may reduce the amount of funding that the Company provides to the Foundation.

   Under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation, as amended, each individual who was a non-employee director on May 28, 1992, has received, and each individual elected as a non-employee director thereafter has received or will receive, an award of 1,785 restricted shares of Common Stock. The restricted shares of Common Stock vest on the date a director ceases to be a director of the Company by reason of death, disability or retirement. During the restricted period, the director has the right to vote and receive dividends on such shares, but may not transfer or encumber such shares, and will forfeit such shares unless he or she remains a director during the restricted period. As used above, "retirement" means termination of service as a director of the Company, if (a) the director at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (b) the director had served as a director of the Company for at least three years from the date restricted shares of Common Stock were granted to such director, and such termination is (i) due to the director's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board of the Company, (ii) due to the fact that continued service as a director would be a violation of law, or
(iii) not due to the voluntary resignation or refusal to stand for reelection by the director.

Governance of the Company

   In accordance with applicable Utah law and the By-Laws of the Company, the business and affairs of the Company are managed under the direction of its Board of Directors. The Board has established certain standing Committees and adopted certain guidelines and policies to assist it in fulfilling its responsibilities as described below.

   During 1999, the Board of Directors met seven times. None of the directors attended fewer than 75% of the regularly scheduled meetings of the Board and Committees on which he or she served. The average attendance of all directors at Board and Committee meetings was 96%.

Committees of the Board

Executive Committee

   The current members of the Executive Committee are Philip F. Anschutz (Chair), Robert P. Bauman, E. Virgil Conway, Richard K. Davidson, Elbridge T. Gerry, Jr. and Judith Richards Hope.

   The Committee has all the powers of the Board, when the Board is not in session, to direct and manage all of the business and affairs of the Company in all cases in which specific directions have not been given by the Board. The Committee did not meet in 1999.

Audit Committee

   The current members of the Audit Committee are Judith Richards Hope (Chair), Thomas J. Donohue, Spencer F. Eccles and Richard D. Simmons.

   The Committee meets regularly with financial management, the internal auditors and the independent certified public accountants of the Company to provide oversight to the financial reporting process and internal control structure. The Committee reviews fees and non-audit engagements of the independent certified public accountants. Both the independent certified public accountants and the internal auditors have unrestricted access to the Committee and meet regularly with the Committee, without Company management representatives present, to discuss the results of their examinations and their opinions on the adequacy of internal controls and quality of financial reporting. The

Committee also reviews the scope of audits as well as the annual audit plan. In addition, the Committee reviews the administration of the Company's policies concerning business conduct, derivatives, environmental management and use of corporate aircraft as well as officers' travel and business expenses. Each year the Committee recommends to the Board of Directors selection of the firm of independent certified public accountants to audit the accounts and records of the Company and its consolidated subsidiaries. The Committee met four times in 1999.

Finance Committee

   The current members of the Finance Committee are Elbridge T. Gerry, Jr. (Chair), Philip F. Anschutz, Spencer F. Eccles, Judith Richards Hope and Richard J. Mahoney.

   The Committee is responsible for oversight of the Company's financial position. The Committee meets regularly with management to review the Company's capital structure, short and long-term financing plans and programs, dividend policies and actions, investor relations activities, insurance programs, tax management and other related matters. The Committee also reviews the investment management of assets held by the Company's pension, thrift and other funded employee benefit programs, including the appointment of investment managers and trustees. The Committee met four times in 1999.

Compensation and Benefits Committee

   The current members of the Compensation and Benefits Committee are E. Virgil Conway (Chair), Robert P. Bauman, Richard B. Cheney, Thomas J. Donohue and Richard D. Simmons.

   The Committee reviews and makes recommendations to the Board of Directors with respect to employee salaries exceeding an amount set by the By-Laws which cannot be exceeded without Board or Executive Committee approval. The Committee administers the Company's executive incentive plans and determines for senior executives the amounts of, and the individuals to whom, awards shall be made thereunder. The Committee is responsible for reviewing and recommending to the Board all the material amendments to the Company's pension, thrift and employee stock ownership plans. The Committee also periodically reviews the Company's vacation, life insurance and medical and dental benefit plans and the matching gifts program to ensure that these benefit plans remain competitive. See pages 22-27 for the Committee's report on 1999 compensation and stock ownership programs. The Committee met five times in 1999.

Corporate Governance and Nominating Committee

   The current members of the Corporate Governance and Nominating Committee are Robert P. Bauman (Chair), Philip F. Anschutz, Richard B. Cheney, Elbridge
T. Gerry, Jr., and Richard J. Mahoney.

   The Committee assists management concerning matters of succession, reviews and recommends changes in compensation for the Board of Directors, reviews the qualifications of candidates for the position of director and recommends candidates to the Board of Directors as nominees for director for election at the Annual Meetings or to fill such Board vacancies as may occur during the year.

   The Committee is also responsible for the oversight of the Corporate Governance Guidelines and Policies discussed below to ensure board independence and promote excellence in governance. The Committee reviews current trends and practices in corporate governance and recommends to the Board adoption of programs pertinent to the Company. In this connection the Committee periodically reviews the composition and activities of the Board, including but not limited to committee memberships and Board evaluation, compensation, size, retirement policy and stock ownership. The Committee also assesses and refines on an ongoing basis the process of CEO evaluation and coordinates with the Compensation and Benefits Committee on implementation.

   The Committee will consider director candidates suggested by directors and shareholders of the Company. Shareholders desiring to suggest candidates for consideration at the 2001 Annual Meeting should advise the Secretary of the Company in writing during the period beginning on December 22, 2000 and ending on January 21, 2001 and include sufficient biographical material to permit an appropriate evaluation of the candidate and comply with all other procedures contained in the Company's By-Laws. In considering candidates for director, the Board of Directors seeks individuals who have demonstrated outstanding management or professional ability and who have attained a position of leadership in their chosen careers. The Committee met two times in 1999.

Corporate Governance Guidelines and Policies

   The Board has adopted and refined from time to time the guidelines and policies set forth below, and they are published herein to inform shareholders of the Board's thinking with respect to selected corporate governance issues considered to be of significance to shareholders. The Board, with ongoing input from the Corporate Governance and Nominating Committee, will continue to assess the appropriateness of these guidelines and policies and implement such changes and adopt such additions as may be necessary or desirable to ensure the effective and efficient governance of the Company.

   Board Meeting Agendas. The Board permits the origination by directors and the management of the Company of action items relating to the business and affairs of the Company for the Board agenda and the scheduling of reports on aspects of parent or subsidiary operations.

   Distribution of Board Materials. The Board recommends that information and material for Board consideration be distributed to directors at least five days in advance of the meeting, with additional time to be provided when the complexity of an issue demands.

   Board Presentations. The Board encourages broad management participation in Board presentations and the involvement of those managers who are directly responsible for the recommendations or other matters before the Board.

   Board Size. The Board has adopted a guideline to maintain a Board size of ten to 12 members with no more than two inside directors. The Board is currently at 12 members.

   Board Independence. The Board has established the criteria that at least a majority of the Board members be independent directors and that the membership of the Audit Committee and the Compensation and Benefits Committee be made up exclusively of independent directors. The Board adopted as its standard of independence the standard used by the New York Stock Exchange in determining independence of directors on the Audit Committees of listed companies.

   CEO Service on Outside Boards. The Board recommends that when the CEO is invited to serve on outside boards of directors, the CEO should present the issue to the Board for review and approval.

   New Director Orientation. The Board requests that new directors, upon election to the Board, be provided with a comprehensive set of materials on the operations, finances and business plan of the Company, visit at least two major facilities during the first year of service and meet informally with as many members of senior management as practical.

   Board Committee Meeting Agendas. The Board recommends the inclusion of items on Board Committee agendas as developed by the departments of the Company that administer the area of responsibility charged to each committee, and permits committee members to suggest topics for inclusion or request additional information with respect to any program previously reviewed by the committee.

   Board Member Compensation. The Board considers it desirable that non-employee Board members generally be paid an annual retainer valued between the median and seventy-fifth percentile of compensation at comparable companies, with such retainer to be reviewed periodically by the Corporate Governance and Nominating Committee.

   Board Member Pensions. The Board eliminated the non-employee director pension plan for directors who begin service after January 1996. New directors receive a one-time credit to their deferred Union Pacific Stock Unit Accounts after five years of service.

   Board Member Equity Ownership Target. The Board recommends that Board members should own equity in the Company equal to at least three times the value of the annual retainer, with the goal to be reached within five years of joining the Board.

   Evaluation of the Chairman and CEO. The Corporate Governance and Nominating Committee, in conjunction with the Compensation and Benefits Committee, developed a written procedure, including a Mission Statement for the Chairman and CEO, which was presented to and confirmed by the full Board, for evaluating the Chairman and CEO. This process involves the distribution of a questionnaire and business objectives summary to all non-employee directors prior to the January Board meeting. The questionnaire provides each director the opportunity to assess individual elements of performance in major categories such as leadership, strategic planning, financial performance, operations, human resources, external relations and communications, and Board relations. The questionnaire and business objectives summary become the basis for a discussion, led by the Chair of the Corporate Governance and Nominating Committee, during an Executive Session of the Board, without the CEO or any member of management present, of Company and CEO performance for the year. The Compensation and Benefits Committee then meets following the Executive Session to determine bonuses, if any, to be awarded to the CEO and management of the Company. The Chairs of the Corporate Governance and Nominating Committee and the Compensation and Benefits Committee then review with the CEO his performance and any recommended areas for improvement.

   Change in Principal Occupation. The Board adopted a policy with respect to the retirement of directors from their principal occupation requiring that a director submit his or her resignation from the Board of Directors to the Corporate Governance and Nominating Committee for its consideration and recommendation as to acceptance upon a director's retirement, resignation or other significant change in professional duties and responsibilities.

   Evaluation of Board Performance. The Corporate Governance and Nominating Committee, on recommendation of the management of the Company, developed a process whereby the Board of Directors will periodically review Board performance, including the conduct of Board meetings, to provide the Committee and the Chairman with input as to how the effectiveness of the Board might be improved. The process involves the distribution of a self-assessment questionnaire to all Board members in advance of a Board meeting at which performance is to be reviewed. This questionnaire invites written comments by the individual director on all aspects of the Board process and then becomes the basis for a discussion during an Executive Session of the Board, led by the Chairman and CEO, of Board performance and any recommended improvements.

   The most recent such evaluation of Board efficiency and effectiveness was conducted by the Board in July 1999. During this session the directors commented on various aspects of the Board process and suggested several topics for future management presentations.

   Evaluation of Director Performance. To assist in discharging its responsibilities to review the qualifications of candidates for the position of director and to recommend candidates to the Board of Directors as nominees to stand for election at Annual Meetings or to fill such Board vacancies as may occur during the year, the Corporate Governance and Nominating Committee has developed a Board Profile outlining qualities deemed helpful to the Company and has adopted a selection procedure that reviews a number of areas in evaluating the performance and contributions of current directors in connection with their renomination to stand for election to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors to file initial reports of ownership and reports of changes in ownership of the Company's Common Stock with the SEC and the New York Stock Exchange. Executive officers and directors are required by SEC regulations to furnish the Company with copies of all
Section 16(a) forms they file. As a matter of practice, the Company's administrative staff assists the Company's executive officers and directors in preparing initial reports of ownership and reports of changes in ownership and filing such reports with the SEC and the New York Stock Exchange. Based solely on a review of the copies of such forms furnished to the Company and written representations from the Company's executive officers and directors, the Company believes that, except as described in the next sentence, none of its executive officers and directors failed to comply with Section 16(a) reporting requirements in 1999. Due to an error by the Company's administrative staff, a report of the cash exercise of an option to purchase and hold shares of the Company's Common Stock by Richard K. Davidson was filed late.

Security Ownership of Certain Beneficial Owners

   The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock of the Company by owners of more than five percent of the outstanding shares of such Common Stock.

   Names and Addresses               Number of Shares of Common Percent of
   of Beneficial Owners               Stock Beneficially Owned    Class
   --------------------              -------------------------- ----------
   Philip F. Anschutz                        12,497,059(a)        5.04%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

   The Anschutz Corporation                  12,495,274           5.04%
   555 17th Street, Suite 2400
   Denver, Colorado 80202

   Sanford C. Bernstein & Co., Inc.          15,848,233(b)        6.40%
   767 Fifth Avenue
   New York, NY 10153

   J. P. Morgan & Co. Incorporated           13,076,360(c)        5.20%
   60 Wall Street
   New York, NY 10260

---------
(a) Includes 1,785 shares granted to Mr. Anschutz under the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation and 12,495,274 shares owned by The Anschutz Corporation. Does not include shares owned by Anschutz Foundation, a party to the Anschutz Shareholders Agreement described below. Mr. Anschutz disclaims beneficial ownership of the shares owned by Anschutz Foundation. Mr. Anschutz is the owner of 100% of the stock of Anschutz Company, which owns 100% of the stock of The Anschutz Corporation, and is a director of Anschutz Foundation.
(b) Based on information contained in Schedule 13G filed by Sanford C. Bernstein & Co., Inc. (Sanford Bernstein) with the SEC with respect to shares of Common Stock owned on December 31, 1999. According to the filing, on that date Sanford Bernstein had sole and shared power to vote 7,847,717 and 1,637,767, respectively, of such shares, and had sole and shared power to dispose of 15,848,233 and 0, respectively, of such shares.
(c) Based on information contained in Schedule 13G filed by J. P. Morgan & Co. Incorporated (Morgan) with the SEC with respect to shares of Common Stock owned on December 31, 1999. According to the filing, on that date Morgan had sole and shared power to vote 9,606,083 and 286,779, respectively, of such shares, and had sole and shared power to dispose of 12,438,386 and 514,774, respectively, of such shares.
---------

Certain Relationships and Related Transactions

Agreement with Anschutz Shareholders

   In connection with the Company's acquisition (the Acquisition) of Southern Pacific Rail Corporation (SP), the Company entered into a shareholders agreement (Anschutz Shareholders Agreement) with Mr. Philip F. Anschutz, The Anschutz Corporation (TAC) and Anschutz Foundation, a not-for-profit corporation (collectively, Anschutz Shareholders), which provides, among other things, that the Company would elect Mr. Anschutz, or another individual selected by TAC and reasonably acceptable to the Board of Directors of the Company (such individual being referred to as the Anschutz Designee), as a director of the Company. In accordance with the terms of the Anschutz Shareholders Agreement, Mr. Anschutz was elected to the Board in September 1996. Currently, Mr. Anschutz beneficially owns 5.04% of the Company's outstanding shares of Common Stock. See "Security Ownership of Certain Beneficial Owners".

   Pursuant to the Anschutz Shareholders Agreement, following the initial appointment of the Anschutz Designee as a director, until September 2003 (subject to earlier termination under certain circumstances), the Company has agreed to include the Anschutz Designee in the Board's slate of nominees for the election of directors at its Annual Meetings and to recommend the election of the Anschutz Designee as a director.

In accordance with this Agreement, Mr. Anschutz is included on the Company's slate of nominees for director at the upcoming Annual Meeting. The Company also has agreed to (i) appoint Mr. Anschutz, but not any other Anschutz Designee, as Vice Chairman of the Board of Directors with such duties as shall be assigned by the Board or the Chairman of the Board, and (ii) appoint the Anschutz Designee, subject to certain conditions, as a member of the Executive, Finance and Compensation and Benefits Committees of the Board. However, the Company is not obligated to cause the Anschutz Designee to become a member of the Compensation and Benefits Committee of the Board if, and only for so long as, in the opinion of tax counsel for the Company, the membership of the Anschutz Designee on such Committee would be likely to cause the disallowance of any federal income tax deduction by the Company under Section 162(m) of the Internal Revenue Code of 1986, as amended (the Code). Section 162(m) requires that all members of a compensation committee qualify as "outside directors" in order for a publicly held company to obtain a deduction for certain performance-based compensation awarded to senior executive officers; the Company believes that Mr. Anschutz, by virtue of his having been an officer of SP, would not qualify as an "outside director" under regulations issued under Section 162(m). Accordingly, after consummation of the Acquisition in September 1996, Mr. Anschutz was appointed Vice Chairman of the Company's Board of Directors and a member of the Executive, Finance, and Corporate Governance and Nominating Committees of the Board.

   Under the Anschutz Shareholders Agreement, the Anschutz Designee, at the request of the Company, is required to resign from the Board upon certain occurrences, including if the Anschutz Shareholders and their affiliates cease to own at least 4% (or under certain circumstances 3%) of the total outstanding securities of the Company entitled to vote in the election of directors (Voting Securities).

   The Anschutz Shareholders Agreement provides for certain "standstill" limitations on the Anschutz Shareholders until September 2003 (subject to earlier termination under certain circumstances and certain exceptions) with respect to, among other things: the acquisition of Voting Securities; the solicitation of proxies with respect to Voting Securities; seeking or proposing any merger, business combination or similar extraordinary transaction involving the Company; seeking to control or influence the management, Board or policies of the Company; and the disposition of Voting Securities. In addition, during such "standstill" period, the Anschutz Shareholders have agreed to vote all shares of the Company's Common Stock which they are entitled to vote in accordance with the recommendation of the Company's Board of Directors in the election of directors. On all other matters, the Anschutz Shareholders may vote their shares in their discretion.

Transactions Involving Anschutz Shareholders and Affiliates

   Effective November 3, 1997, ANSCO Investment Company (ANSCO), a subsidiary of TAC, entered into an agreement with the Railroad, replacing agreements between ANSCO and SP's railroad subsidiaries assumed by the Railroad, governing the operation of ANSCO owned railcars, including cars used in the operation of what is referred to as the Winter Park Ski Train, over the Railroad's rail system. Effective May 1, 1997, ANSCO leased from the Railroad 3,639 feet of yard track at the Burnham Yard in Denver, Colorado, for storage of ANSCO Winter Park Ski Train railcars at an annual rental based on the Railroad's usual and customary charge for rental of track. In addition, effective September 1, 1997, ANSCO leased a vacant coach shop building at Burnham Yard from the Railroad for repair and maintenance of ANSCO Winter Park Ski Train railcars. The current annual rentals under these lease agreements are approximately $23,700 and $21,700, respectively, and are subject to annual adjustment. Compensation paid or accrued to the Railroad during 1999 under all three agreements totaled approximately $304,800.

   Pacific Pipeline System LLC (Pacific Pipeline), a majority-owned indirect subsidiary of Anschutz Company, owns a crude oil pipeline located on a portion of the Railroad's right-of-way between Santa Clarita and Los Angeles/Long Beach, California. The pipeline is covered by an easement agreement between the Railroad, as successor in interest to Southern Pacific Transportation Company (SPTC), and Pacific Pipeline, which provides for compensation to the Railroad for the use of its right-of-way. Prior to entering into the easement agreement, SPTC obtained an opinion from an unrelated real estate appraisal firm that the rental calculation and other terms pertaining to the pipeline easement were representative of market transactions and were no less favorable than could be obtained in an arms-length transaction. The total amount paid to the Railroad by Pacific Pipeline under this agreement in 1999 was approximately $3,965,200. Pacific Pipeline also reimbursed the Railroad approximately $3,400 for construction-related expenses. In December 1999, the Railroad invoiced Pacific Pipeline approximately $3,910,000 for rentals under the easement agreement for calendar year 2000. This amount was paid by Pacific Pipeline in January 2000.

   Additionally, in May 1999, Pacific Pipeline acquired certain pipeline assets making up what is known as Line 63, a crude oil gathering and transportation system located in California, from Arco Pipeline Company. Among the Line 63 assets conveyed to Pacific Pipeline were 12 crossing permits and one right-of-way encroachment agreement, all granted by the Railroad. Pursuant to these instruments Pacific Pipeline paid approximately $22,500 during 1999.

   The Railroad billed Qwest Communications Corporation (Qwest), an affiliate of TAC, approximately $557,900 for periodic easement rentals and other miscellaneous real estate rentals and approximately $4,430,000 for reimbursement of expenses related to the construction, operation and maintenance of a Qwest fiber optic system along approximately 3,500 miles of the Railroad's right-of-way during 1999. An easement agreement acquired by the Railroad in the SP merger permits Qwest to settle all or a portion of the required easement rentals. Settlement of such easement rentals for 1999 totaled approximately $13,764,000. The terms of the easement agreement, as amended in 1996, were reviewed by an independent appraiser who determined that the rates and other terms of the easement were consistent with similar market transactions and were no less favorable than could be obtained in an arms-length transaction.

Other Business Relationships

   Judith Richards Hope is Senior Counsel to Paul, Hastings, Janofsky & Walker, a law firm that rendered legal services to the Company during 1999 and 2000.

Compensation Committee Interlocks and Insider Participation

   The Compensation and Benefits Committee includes the following non-employee directors: Robert P. Bauman, Richard B. Cheney, E. Virgil Conway, Thomas J. Donohue and Richard D. Simmons.

   The Railroad has a consulting agreement with Modjeski & Masters, Inc., providing for that firm to conduct fatigue assessment studies on certain railroad bridges, and paid approximately $450,665 to such firm during 1999 for these services. William B. Conway is a brother of E. Virgil Conway and President and owner of a substantial interest in Modjeski & Masters, Inc.

Report on Executive Compensation

   The Compensation and Benefits Committee is responsible for administering the executive compensation and stock ownership programs for the Company. The Committee offers the following report on its decisions concerning executive compensation for 1999.

   The Committee's objective is to develop and oversee total compensation programs which provide competitive annual compensation and the opportunity for above-average, long-term compensation tied to the creation of shareholder value. The Committee believes that superior performance by the Company's executive and management team is essential to maximizing shareholder value. This performance will be achieved only if the Company is able to attract outstanding talent, motivate its executive team through incentives designed to enhance long-term share value, and retain and reward its executives through a competitive compensation program.

   The Committee administers a performance-based executive compensation program consisting of two elements, annual compensation and long-term compensation. The program is designed to provide payment for performance of assigned accountabilities and achievement of predetermined goals that contribute to corporate earnings, thereby enhancing shareholder value.

Annual Compensation

   Total annual compensation consists of two components: base salary and at-risk annual incentive pay. Depending on performance and the level of the executive, between 20% and 75% of total annual compensation will be at risk. The Committee reviews each senior executive officer's salary, taking into consideration the executive's performance, corporate and operating unit performance, the executive's position and responsibility in the organization, the executive's experience and expertise, salaries for similar positions at comparable companies, and internal pay equity. In making salary recommendations or decisions, the Committee exercises subjective judgment using no specific weights for the above factors. Average base salaries for the Company's executives generally do not exceed the median for comparable companies. When the Company consistently attains its performance criteria, total cash compensation for executives, including salary and bonus, could be equal to or slightly above the seventy-fifth percentile for comparable companies. Comparable companies include those in the line of business index in the Performance Graph on page 35 of this Proxy Statement, as well as industrial companies of a similar size in different lines of business with which the Company competes for first-rate executive talent.

   Annual incentive pay is awarded under the Executive Incentive Plan (EIP). In accordance with the EIP, a reserve account for payment of incentive awards is credited based on a shareholder-approved formula tied to return on equity
(ROE) and net income. The account is credited only in years where the results from continuing operations of the Company produce a return on average annual shareholder's equity, before accounting changes, of at least 10%. A 10% ROE allows 1.5% of net income to be credited to the reserve fund. An ROE of 12% or greater allows crediting 3% of net income, the maximum amount, to the fund. ROE between 10% and 12% adds, to the base 1.5% credit, .075% of net income for each .1% of ROE over 10%. The Board of Directors may credit to the reserve account all or a portion of the amount produced by this formula. Some portion of the reserve account, based on an assessment of performance as reviewed and approved by the Committee, may then be awarded for the year in the form of incentive awards. Awards are based on individual, operating unit and corporate performance, and vary from executive to executive. Under the EIP, the maximum annual award that may be made to executive officers whose compensation is subject to Section 162(m) of the Code is .25% of covered income for the Chief Executive Officer and .15% of covered income for other covered executive officers (generally the four most highly compensated officers other than the Chief Executive Officer). "Covered income" is the greater of net income (excluding certain items) for the year or such net income for the first 11 months of the year. For 1999, a total of $10,348,050 was awarded to 133 executives under the EIP.

Long-Term Compensation

   The Committee believes that long-term compensation should comprise a substantial portion of each executive officer's total compensation. Long-term compensation provides incentives that encourage officers to own and hold the Company's stock and ties their long-term economic interests directly to those of the shareholders. The Company's long-term incentives currently include stock options, retention stock, and retention stock units.

   Stock Options. Stock options are the key element in the Company's long-term compensation program. The size of individual stock option awards is based on the executive's position, experience and performance, without giving particular weight to any one factor. The number of options currently held by an executive is not a factor in any award grants. Stock options are granted with an exercise price equal to the fair market value of the Common Stock on the date of the grant, and when vested are exercisable up to 10 years from the date of grant. To assure that stock awards continue to align executive and shareholder interests, the Company maintains guidelines for executive stock ownership levels and has communicated to executives its expectation that they achieve and maintain a specific minimum amount of stock ownership ranging from one to seven times salary, depending on the executive's position with the Company. Until the minimum ownership amount is achieved, executives are expected to retain in Common Stock (or deferred Common Stock units) 100% of the profit upon exercise of options, net of taxes and cost of exercise.

   Retention Stock and Retention Stock Units. Retention grants to executives consist of shares or share units that are subject to forfeiture if the executive terminates employment before the minimum three-year retention period lapses or, in some cases, if certain performance targets are not met. Awards of retention stock or retention stock units are directed toward retention of executives, long-term performance incentives and alignment of executive interests with other shareholders in the Company.

   Consistent with the basic framework of the Company's long-term compensation philosophy, in 1999 the Company developed two new programs designed to fully align the interests of executives with shareholders, provide additional means of increasing executive stock ownership and create additional executive retention vehicles.

   Executive Stock Purchase Incentive Plan. In September 1999, the Committee approved, and recommended for Board approval, the Executive Stock Purchase Incentive Plan. This special one-time program allowed certain executives, including the Chief Executive Officer, to purchase from the Company a predetermined quantity of Common Stock at fair market value using a full-recourse, interest-bearing loan obtained from the Company. The program creates an environment where participants share the same risks and rewards as shareholders.

   In October 1999, 64 executives purchased 1,008,000 shares at a fair market value of $46.3125 per share, resulting in an aggregate loan amount of $46,683,000. The terms of the loan are described on page 30 of this Proxy Statement. Participants are eligible to receive deferred cash incentive awards equal to portions of the loan principal and/or accrued interest if certain Company performance and individual service criteria are met over a 40-month performance period ending January 31, 2003. Deferred cash incentive awards must be applied to pay the loan. A deferred cash incentive award equal to the net accrued interest is earned if the Common Stock price appreciates at least 15% over the purchase price and is maintained for 20 consecutive days. Additional deferred cash incentive awards, each equal to one-third of the original loan amount, are earned in three tiers if the following criteria are met during the performance period: 1) the participant remains an employee of the Company during the performance period, 2) earnings per share of $5.00 or greater are achieved during any calendar year, and 3) either earnings per share of $6.00 or greater are achieved during any calendar year or a stock price of $85 is achieved and maintained for 20 consecutive days (in which case all earnings-per-share criteria are deemed to have been met). Federal income tax payable on deferred cash payments received will be reimbursed to the executive if a stock price of $100 is achieved and maintained for 20 consecutive days during the performance period. If a participant voluntarily terminates employment with the Company or sells any shares acquired under the Plan prior to the end of the performance period, the loan repayment is accelerated and any deferred cash incentive award payments are forfeited.

   Executive Incentive Premium Exchange Program. In September 1999, the Committee also approved the Executive Incentive Premium Exchange Program (EIPEP). Under the EIPEP, executives eligible to receive awards under the EIP could elect in advance to forego all or a portion of his or her 1999 EIP award and receive instead retention stock units equal to 150% of the incentive amount foregone. The retention stock units were valued at the fair market value of Common Stock on the day incentive awards were approved and are generally subject to a three-year vesting period. The retention stock units are forfeited if the executive voluntarily resigns, retires or is terminated (for cause) before the three-year vesting requirement is met. Once vested, the retention stock units are either paid out in shares of Common Stock or deferred under the Company's Deferral of Stock Award Gains Program. Executives subject to restrictions under Section 162(m) of the Code are required to defer until termination of employment. Executive officers, including the Chief Executive Officer, elected to forego $5,304,250 of EIP cash incentive awards and received 193,937 retention stock units.

   Long Term Performance Program. The Committee established the Long Term Performance Program (LTPP) in 1996. The performance period associated with certain awards under the LTPP will expire in November 2000. The LTPP covered all executives and approximately 350 non-executive employees responsible for key business results.

Participants were awarded options, at an exercise price of $56.50, which vested in three annual installments January 1, 1998, 1999 and 2000. In addition, participants other than the four most highly compensated executive officers for 1996 were awarded retention stock that vests in three increments if graduated stock price targets, beginning at $72 per share, are sustained for 20 consecutive days on or before November 20, 2000. If the targets are not achieved by November 20, 2000, the retention shares are forfeited. To date, none of the retention shares have vested. In lieu of retention shares, the four most highly compensated executive officers for 1996 (including the current Chief Executive Officer) received performance options that become exercisable in three increments when the stock price targets are achieved. If the targets are not achieved by November 20, 2000, the options become exercisable on November 20, 2005.

   The Company's executive officers were not granted stock options or retention stock during 1999. Certain executives received retention stock unit grants in lieu of cash incentive awards, under the EIPEP and as shown in the Summary Compensation Table on page 28 of this Proxy Statement.

CEO Compensation

   In 1999, the Company's most highly compensated officer was Richard K. Davidson, Chairman and Chief Executive Officer. During the year, the Committee reviewed Mr. Davidson's base salary, which was last adjusted in November 1996 when he was elected Chief Executive Officer of the Company. The review included comparisons of competitive CEO base compensation, as well as the Committee's subjective evaluation of Mr. Davidson's overall performance. Based on the review, the Committee recommended and the full Board of Directors approved an increase in Mr. Davidson's annual base pay from $800,000 to $950,000 effective June 1, 1999.

   During the January 2000 Board meeting, all non-employee directors met in Executive Session to review the performance of the Chairman and CEO and the Company for the year as described under "Evaluation of the Chairman and CEO" beginning on page 15 of this Proxy Statement and discussed below.

   Nineteen ninety-nine was a transitional year for the Company. Its largest operating unit, the Railroad, rebounded strongly from service difficulties it experienced in 1997 and 1998. In 1999, under Mr. Davidson's leadership, the Railroad implemented the decentralized operations regional structure, improved service levels and customer satisfaction, and established a base for future growth.

   A key indicator of this transition is the Railroad's six consecutive quarters of earnings improvement achieved under Mr. Davidson's leadership, beginning in the third quarter of 1998. In 1999, the Company exceeded key financial objectives established at the beginning of the year. Net income from continuing operations of $783 million provided a return on equity of over 10% for shareholders. Net cash flow (free cash flow less dividends) of $57 million surpassed the break-even 1999 goal, even after reinvesting a solid $1.8 billion in capital expenditures to lay the foundation for the future.

   The Railroad had a record-setting year in 1999 in several critical financial measures. Revenue growth of 9% pushed total revenue over the $10-billion mark, an industry best. Operating income of $1.8 billion at the Railroad was 9% above the previous high set in 1996 for the Railroad and SP combined. Operating expenses are the lowest since 1995 enabling the operating ratio, at 82%, to be the best ever for the combined system. Volumes increased to a record-setting 900 billion gross ton miles (GTM) as the end-of-year employee levels were down over 3,000 since 1996, the year of the merger. Coupled together, GTM per employee, a key productivity measure, rose to the highest level in the history of the Railroad at approximately 17.3 million tons per employee.

   Overnite Transportation Company's revenues increased 2.7% for the year despite business disruptions caused by job actions by the Teamsters. Overnite reported net income of $29 million in 1999 and generated $43 million of free cash flow after funding a $55-million capital program. Overnite's investment to protect its employees and ensure customer service through its Business Disruption Contingency Plan continues to show positive results, with best-ever on-time delivery levels of over 97% for the fourth quarter.

   As a result of his contributions, the Committee awarded Mr. Davidson 73,115 retention stock units as reflected in the Summary Compensation Table on page 28 of this Proxy Statement. Mr. Davidson would have been eligible to receive an award under the EIP, but had elected in advance to exchange the entire amount of any such award for retention stock units under the EIPEP.

                                      The Compensation and Benefits Committee

                                          E. Virgil Conway, Chair
                                          Robert P. Bauman
                                          Richard B. Cheney
                                          Thomas J. Donohue
                                          Richard D. Simmons

Summary Compensation Table

   The following table provides a summary of compensation during the last three calendar years for the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                                                 Long-Term Compensation
                                                              ---------------------------
                                Annual Compensation                 Awards        Payouts
                  ---------------------------------------------------------------------------------
                                                      Other
                                                     Annual   Restricted                  All Other
    Name and                                         Compen-    Stock    Options/  LTIP    Compen-
Principal Position       Year  Salary   Bonus(a)   sation(b) Awards(c)    SARs   Payouts sation(d)
---------------------------------------------------------------------------------------------------

Richard K. Davidson      1999  $887,504  $     0    $ 81,410  $3,000,000       0  $    0  $ 51,725
 Chairman and CEO        1998   800,000        0      95,005           0 100,200       0    43,090
                         1997   800,000        0     100,883           0       0       0    60,320

Ivor J. Evans            1999   516,670        0      53,461   1,050,000       0       0    21,080
 President and COO       1998   147,223  500,000(f)        0   3,210,000 190,000       0    13,080
 of  the Railroad (e)

Carl W. von Bernuth      1999   391,800  615,000         180           0       0       0    19,475
 Senior Vice President,  1998   381,000        0         163           0  35,200       0    18,551
 General Counsel         1997   360,000        0         148           0       0       0    34,670
 and Secretary

Robert F. Starzel        1999   350,040  255,000         149           0       0       0    26,241
 Senior Vice President,  1998   350,040        0         149           0  18,200       0   175,981
 Corporate Relations (g) 1997   350,040  200,000         161           0       0       0   160,938

James A. Shattuck        1999   302,448  305,000         111           0       0       0    18,203
 Vice Chairman           1998   289,668        0         101     102,319  24,200       0    17,400
 of the Railroad (h)     1997   281,088   60,000          94           0       0       0    16,063

---------
(a) Bonus amounts foregone under the Company's EIPEP are excluded from the bonus column, and the value of the retention stock units awarded is included in the restricted stock awards column.
(b) Other Annual Compensation includes reimbursements for Medicare tax on supplemental pension and thrift plans and certain personal benefits, including the following: for Mr. Davidson in 1999, 1998 and 1997--use of corporate transportation $26,090, $38,740 and $52,230, respectively, and tax and financial counseling services $52,780, $53,660 and $43,730, respectively; and for Mr. Evans in 1999--use of corporate transportation $37,624, and tax and financial counseling services $13,720. Other Annual Compensation below disclosure thresholds has been omitted.
(c) Aggregate restricted stock holdings (excluding stock units awarded in January 2000 as described below) and the value thereof as of December 31, 1999: Mr. Evans, 80,000 shares, $3,495,000; Mr. Starzel, 14,175 shares,
    $619,270; and Mr. Shattuck, 28,475 shares, $1,244,002. Dividends on Mr. Evans' and 1,700 of Mr. Shattuck's shares will be paid at the same rate and time as dividends on all other shares of Common Stock. The remainder of Mr. Shattuck's and all Mr. Starzel's shares are performance retention shares granted under the LTPP as described beginning on page 25. Dividends on these shares will be forfeited until such time as related performance criteria are met. Pursuant to EIPEP, Messrs. Davidson and Evans elected to forego all of their respective annual incentive awards, and Mr. Evans additionally elected to forego all of the guaranteed bonus described on page 30, in exchange for grants of retention stock units equal to 150% of the amount foregone, with retention stock units valued at the fair market value of Common Stock on January 27, 2000, the day the award was made. The amounts shown in the restricted stock awards column for 1999 for Messrs. Davidson and Evans include 71,543 and 25,591 retention stock units, respectively, so awarded. Such retention stock units are generally subject to a three-year vesting period. During the vesting period, the holder is entitled to receive a payment in cash equal to the amount of dividends that would have been paid on an equivalent number of shares of outstanding Common Stock.
(d) All Other Compensation for 1999 consists of Company-matched thrift plan contributions (Mr. Davidson $26,625, Mr. Evans $5,500, Mr. von Bernuth $11,754, Mr. Starzel $10,501 and Mr. Shattuck $9,073), and life insurance premiums in 1999 (Mr. Davidson $25,100, Mr. Evans $15,580, Mr. von Bernuth $7,721, Mr. Starzel $15,740 and Mr. Shattuck $9,130).
(e) Mr. Evans joined the Railroad as President and COO on September 15, 1998.
(f) The bonus for Mr. Evans for 1998 represents a one-time award to replace compensation forfeited by Mr. Evans upon leaving his previous employment.
(g) Mr. Starzel, the former Vice Chairman of SP, served as Vice President-- Western Region of the Railroad from September 24, 1996 to April 30, 1998 when he was elected Senior Vice President-Corporate Relations of the Company.
(h) Mr. Shattuck served as Executive Vice President-Marketing and Sales of the Railroad to March 1, 1999, when he was elected Vice Chairman of the Railroad.

   In order to induce Mr. Evans to become the President and Chief Operating Officer of the Railroad, the Company agreed to pay Mr. Evans a guaranteed bonus of $300,000 for 1999, payable following the end of the year. The Company also agreed that in the event Mr. Evans' employment is involuntarily terminated within three years of the date he commenced his employment, other than for cause, Mr. Evans will be entitled to a severance payment of two years' salary and bonus (not including the one-time initial employment award) and early vesting of the retention stock awarded to him in connection with joining the Company. "Cause" means the willful engaging in conduct that is demonstrably and materially injurious to the Company, monetarily or otherwise. In November 1999 the Company and Mr. Evans amended the agreement to provide that Mr. Evans could elect to exchange all or a portion of his guaranteed bonus for a grant of retention stock units equal to 150% of the bonus foregone.

Indebtedness of Management

   In September 1999, the Board of Directors approved the Executive Stock Purchase Incentive Plan (ESPIP) whereby certain of the Company's executive officers purchased Common Stock at fair market value with the proceeds of full-recourse, unsecured, interest bearing loans from the Company as described beginning on page 24 of this Proxy Statement. The loans have a seventy-six month term, commencing October 1, 1999, and accrue interest at 6.02% (the applicable federal rate as determined pursuant to Section 1274(d) of the Code on the purchase date for loans of such maturity), compounded annually. Dividends paid on the purchased shares are assigned to the Company to offset the loan balance until certain performance criteria are met, following which the dividends are paid to the individual. The proceeds of deferred cash incentives awarded during the performance period under the ESPIP must also be applied to pay the loans. Following such payment, the balance of the loans at the end of the performance period, together with accrued and unpaid interest thereon, will generally be payable in three equal installments (plus interest) on the first three anniversaries after the end of the performance period. The payment of the loan will be accelerated if the executive officer's service is terminated while the loan is outstanding. If the executive officer's service is terminated during the performance period for any reason, no deferred cash incentives will be awarded. The loan may also be prepaid at any time at the executive officer's option.

   The following table describes the indebtedness of the Company's executive officers under the ESPIP:

                                      Aggregate
                                      Amount of
                        Greatest    Indebtedness
                        Amount of       as of
                      Indebtedness  December 31,
   Name                  in 1999        1999
   ----               ------------- -------------
   R. K. Davidson     $9,403,046.38 $9,403,046.38
   I. J. Evans         4,701,523.19  4,701,523.19
   L. H. Suggs         3,526,142.39  3,526,142.39
   D. J. Duffy         1,880,609.28  1,880,609.28
   R. B. King          1,880,609.28  1,880,609.28
   J. J. Koraleski     1,880,609.28  1,880,609.28
   C. W. von Bernuth   1,880,609.28  1,880,609.28
   J. R. Young         1,880,609.28  1,880,609.28
   L. M. Bryan, Jr.      940,304.64    940,304.64
   C. R. Eisele          940,304.64    940,304.64
   M. E. McAuliffe       376,121.86    376,121.86
   B. R. Gutschewski     235,076.16    235,076.16
   M. S. Jones           235,076.16    235,076.16
   R. J. Putz            235,076.16    235,076.16
   B. W. Schaefer        235,076.16    235,076.16
   G. F. Schuster        235,076.16    235,076.16

Security Ownership of Management

   The following table sets forth information concerning the beneficial ownership of the Company's Common Stock as of February 11, 2000 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                             Number of      Percent
                        Shares Beneficially   of
   Name                      Owned (a)       Class
   ----                 ------------------- -------
   Richard K. Davidson       1,619,696       0.65%
   Ivor J. Evans               253,334       0.10%
   Carl W. von Bernuth         505,437       0.20%
   Robert F. Starzel            81,007       0.03%
   James A. Shattuck           223,322       0.09%

---------
(a) Included in the number of shares beneficially owned by Messrs. Davidson, Evans, von Bernuth, Starzel and Shattuck are 1,192,425, 73,334, 410,150, 58,500 and 131,790 shares, respectively, which such persons have the right to acquire within 60 days pursuant to stock options. Included in the number of shares owned by Messrs. Evans, Starzel and Shattuck are 80,000, 14,175 and 28,475 restricted shares, respectively, awarded under the 1993 Stock Option and Retention Stock Plan. Included in the number of shares owned by Messrs. Davidson and von Bernuth are 32,309 and 12,952 deferred stock units, respectively, representing deferred stock option exercise gains, which they will acquire as shares of Common Stock at termination of employment. Not included in the number of shares owned by Messrs. Davidson and Evans are 73,115 and 25,591 restricted stock units, respectively, awarded under the EIPEP.

---------

Option/SAR Grants Table

   The following table sets forth information concerning individual grants of stock options during 1999 to the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                       Individual Grants
                     -----------------------------------------------------
                                    % of
                                    Total
                      Number of   Options/
                      Securities    SARs
                      Underlying   Granted  Exercise            Grant Date
                     Options/SARs    to     or Base  Expiration  Present
       Name            Granted    Employees  Price      Date      Value
       ----          ------------ --------- -------- ---------- ----------
Richard K. Davidson        0           0%     --        --         --
Ivor J. Evans              0           0%     --        --         --
Carl W. von Bernuth        0           0%     --        --         --
Robert F. Starzel          0           0%     --        --         --
James A. Shattuck          0           0%     --        --         --

Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End Option/SAR
Values

   The following table sets forth individual exercises of stock options during 1999 by the Company's Chief Executive Officer and the other four most highly compensated executive officers.

                                              Number of
                                             Securities     Value of
                                             Underlying    Unexercised
                                             Unexercised  In-the-Money
                                            Options/SARs  Options/SARs
                                              at FY-End     at FY-End
                       Shares               ------------- -------------
                     Acquired On   Value    Exercisable/  Exercisable/
       Name           Exercise    Realized  Unexercisable Unexercisable
       ----          ----------- ---------- ------------- -------------
Richard K. Davidson    59,493    $1,421,561   1,004,925    $3,881,017
                                                468,700             0

Ivor J. Evans               0             0      73,334       130,253
                                                116,666       455,872

Carl W. von Bernuth    48,193     1,330,779     365,150     2,312,323
                                                112,700             0

Robert F. Starzel           0             0      45,000             0
                                                 13,700             0

James A. Shattuck      14,817       469,884     106,290       126,728
                                                 25,700             0

Defined Benefit Plans

   Pensions for non-agreement employees of the Company and the Railroad are provided chiefly through the Pension Plan for Salaried Employees of Union Pacific Corporation and Affiliates (Basic Plan) and the Supplemental Pension Plan for Officers and Managers of Union Pacific Corporation and Affiliates (Supplemental Plan). The amount of the annual pension benefit from both Plans is based upon average annual compensation for the 36 consecutive months of highest regular compensation (including up to three cash incentive payments within the 36-month period) within the 120-month period immediately preceding retirement (final average earnings). Regular compensation for this purpose is generally the aggregate amount reflected in the salary and bonus columns of the Summary Compensation Table.

   The Supplemental Plan is an unfunded non-contributory plan which provides, unlike the Basic Plan, for the grant of additional years of employment and deemed age to officers or supervisors, for the inclusion of earnings in excess of the limits contained in the Code and deferred incentive compensation in the calculation of final average earnings and for any benefit in excess of the limitations provided for under the Code. Messrs. Davidson, Evans, von Bernuth, Starzel and Shattuck have accrued benefits under the Supplemental Plan.

   The credited years of service and approximate final average earnings (as of February 29, 2000) for each of the five individuals named in the Summary Compensation Table under both Plans mentioned above are as follows: Mr. Davidson 39, $1,626,000; Mr. Evans 6 (vesting of which is subject to continuing employment by the Railroad through May 1, 2002, subject to early vesting in certain circumstances), $989,000; Mr. von Bernuth 20, $883,000; Mr. Starzel 11, $560,000 and Mr. Shattuck 39, $497,000.

   The Company has purchased annuities to satisfy certain unfunded obligations under the Supplemental Plan to executives and certain other active and former employees and has paid the federal and state taxes on behalf of such persons imposed in connection with these purchases. These purchases reduce the Company's obligations under the Supplemental Plan. The benefits in the following Pension Plan Table will be reduced for any employee for whom an annuity was purchased by an amount calculated so that the expected aggregate amount received by the employee from the annuity and the Supplemental Plan net of federal taxes will be the same as the net amount that would have been received from the Supplemental Plan if the annuity had not been purchased.

   The estimated annual benefits payable under the Plans at normal retirement at age 65 based upon final average earnings and years of employment is illustrated in the following table:

                                        Years of Employment
            ---------------------------------------------------------------------------
  Final      5 Yrs    10 Yrs   15 Yrs   20 Yrs   25 Yrs   30 Yrs    35 Yrs     40 Yrs
 Average    Employ-  Employ-  Employ-  Employ-  Employ-  Employ-   Employ-    Employ-
 Earnings     ment     ment     ment     ment     ment     ment      ment       ment
 --------   -------  -------  -------  -------  -------  -------   -------    -------
$  400,000  $ 32,100 $ 64,210 $ 96,310 $128,420 $160,520 $192,590 $  211,350 $  230,110
   600,000    48,770   97,550  146,320  195,100  243,870  292,590    321,350    350,110
   800,000    65,440  130,890  196,330  261,780  327,220  392,590    431,350    470,110
 1,000,000    82,110  164,230  246,340  328,460  410,570  492,590    541,350    590,110
 1,200,000    98,780  197,570  296,350  395,140  493,920  592,590    651,350    710,110
 1,400,000   115,450  230,910  346,360  461,820  577,270  692,590    761,350    830,110
 1,600,000   132,120  264,250  396,370  528,500  660,620  792,590    871,350    950,110
 1,800,000   148,790  297,590  446,380  595,180  743,970  892,590    981,350  1,070,110
 2,000,000   165,460  330,930  496,390  661,860  827,320  992,590  1,091,350  1,190,110

   The benefits in the foregoing Pension Plan Table would be paid in the form of a life annuity with 50% surviving spouse's benefit, and reflect offsets for Social Security or Railroad Retirement.

   Pursuant to a supplemental retirement agreement previously entered into with SP, Mr. Starzel has been granted an additional monthly benefit of $10,000 (adjusted for inflation from July 1, 1995) beginning at age 62.

Five-Year Performance Comparison

   The following graph provides an indicator of cumulative total shareholder returns, assuming reinvestment of dividends, for the Company as compared to the S&P 500 Stock Index and a peer group comprising CSX Corporation, Norfolk Southern Corporation, Burlington Northern, Inc. (BNI), and Santa Fe Pacific Corporation (SFP) (after September 1995, BNI and SFP were merged to form Burlington Northern Santa Fe Corporation). In addition, until the third quarter of 1996, when the Company's oil, gas and mineral operations were spun off, the peer group also included the following companies: Burlington Resources, Inc., El Paso Natural Gas Co., Santa Fe Energy Resources, Inc., Santa Fe Pacific Gold Corporation, and Catellus Development Corp. (the former real estate development subsidiary of Santa Fe).

                           [Performance Graph]
           UNP     S&P 500    Peers
          -----    -------    -----
12/94     1.000     1.000     1.000
12/95     1.497     1.374     1.374
12/96     2.075     1.689     1.533
12/97     2.221     2.252     1.771
12/98     1.626     2.895     1.797
12/99     1.602     3.504     1.318

                 (2) ADOPTION OF THE UNION PACIFIC CORPORATION
                           2000 DIRECTORS STOCK PLAN

Introduction

   On February 24, 2000, the Board of Directors approved and recommended for submission to the shareholders for their adoption the Union Pacific Corporation 2000 Directors Stock Plan (the Plan). The approval by an affirmative vote of the holders of a majority of the shares of Common Stock present, in person or by proxy and entitled to vote on this proposal, at the 2000 Annual Meeting is required for adoption.

   If the Plan is approved by shareholders, the 1992 Restricted Stock Plan for Non-Employee Directors of Union Pacific Corporation will be terminated and certain other benefits currently offered to non-employee directors will be discontinued or phased out. For non-employee directors elected in the future, the number of restricted shares received upon initial election to the Board would be reduced from 1,785 shares to 1,000 shares, and the stock unit awards currently credited to accounts of non-employee directors elected after 1996, on their fifth anniversary, will be discontinued. Term life insurance coverage would be discontinued for non-employee directors and the contributory health care plan would be available for only those non-employee directors currently enrolled. The charitable bequest program would remain available to all current non-employee and employee directors, but would not be a benefit available to any director elected in the future. In place of the discontinued benefits outlined above, the non-employee directors would receive certain Stock Awards as set forth below.

   If the Plan is not approved, the current compensation and benefit programs for the directors will remain in place.

   The Board of Directors believes that the adoption of the Plan is desirable because it will promote the Company's interests and those of its shareholders by attracting, retaining and motivating qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's shareholders by providing for or increasing their proprietary interest in the Company.

   The following summary of the material features of the Plan is qualified in its entirety by the complete text of the Plan. A copy of the Plan may be requested from the Company as provided on page 43. Additionally, the Plan was filed on Form 8-K with the SEC on March 9, 2000, and a copy of such filing is available at the SEC's website, http://www.sec.gov, on its EDGAR database.

Awards Subject to the Plan

   Within the limits of the Plan, the Company may annually grant non-employee directors stock options to purchase Common Stock of the Company (Stock Options), as well as grant future non-employee directors, upon their initial election to the Board, restricted shares and restricted share units (Stock Grants, and together with Stock Options, Stock Awards).

Administration

   The Plan shall be administered by the Board of Directors, except that, as provided in the Plan, the Plan may be administered by a committee of directors (the Committee), as appointed from time to time by the Board.

   Subject to the express provisions of the Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of the Plan including, without limitation: (a) to prescribe, amend and rescind rules relating to the Plan and to define terms not otherwise defined therein; (b) to prescribe the form of documentation used to evidence any Stock Option or Stock Grant awarded thereunder, including provision for such terms as it considers necessary or desirable, not inconsistent with the terms established by the Board; (c) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to Stock Options or to receipt or vesting of Stock Grants; and (d) to interpret and construe the Plan, any rules and regulations under the Plan and the terms and conditions of any Stock Option or Stock Grant awarded thereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company. Notwithstanding any provision of the Plan, the Board may at any time limit the authority of the Committee to administer the Plan.

Eligibility

   Non-employee directors of the Company are eligible to receive Stock Awards under the Plan. Non-employee directors are those members of the Company's Board of Directors who are not also employees or former employees of the Company or any of its direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership or other entity).

   There are currently 10 non-employee directors on the Board of Directors. The determination of which non-employee directors shall receive Stock Awards, the number of shares subject to such Stock Awards and the dates upon which such Stock Awards are granted will be determined pursuant to the provisions of the Plan. A description of these provisions is set forth below.

Terms of Stock Awards

   The maximum number of shares of Common Stock which may be issued pursuant to the Plan is 550,000, of which no more than 50,000 may be issued as Stock Grants. The maximum number of shares of Common Stock subject to Stock Options that may be awarded under the Plan during any calendar year to any person on account of his or her service as a non-employee director shall not exceed 5,000 shares.

   If the outstanding securities of the class then subject to the Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular cash dividend) or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the maximum number and type of shares or other securities that may be issued under this Plan and that are subject to the outstanding Stock Awards shall be appropriately adjusted, which adjustment shall be determined by the Committee. In addition, in connection with any such change in the class of securities then subject to the Plan, the Committee may make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to Stock Options or Stock Grants previously awarded under the Plan and the exercise price of such Stock Options or price, if any, of such Stock Grants.

Stock Option Price and Terms

   Commencing in 2001, each non-employee director will receive annually, on the date of the first Board of Directors meeting of a calendar year, a Stock Option to purchase a number of shares of Common Stock of the Company determined by dividing

60,000 by 1/3 of the fair market value on the date of such Board of Directors meeting of one share of the Company's Common Stock, with the resulting quotient rounded up or down to the nearest 50 shares. Subject to the annual 5,000 share limit set forth above, the Board of Directors can adjust this formula in subsequent years, but no such adjustment will impact any Stock Option then outstanding. Neither the Board of Directors nor the Committee has the ability under the current Plan provisions to award Stock Options other than pursuant to a formula that is the same for all non-employee directors.

   Unless otherwise provided by the Committee, Stock Options granted under the Plan will vest in full on the first anniversary of grant, with accelerated full vesting upon the death or disability of the participant. In addition, unless otherwise provided by the Committee, non-employee directors will generally be able to exercise vested Stock Options for five years after termination of service other than for cause. Non-employee directors forfeit all vested and unvested Stock Options upon removal from the Board of Directors for cause. Stock Options granted under the Plan have a term of ten years.

   The exercise price for each Stock Option shall be the fair market value of the stock on the date of the grant. However, the exercise price shall be payable in such other form(s) of consideration as the Committee in its discretion shall specify. The exercise price of previously awarded Stock Options may not be adjusted or amended other than for a change in the class of securities then subject to the Plan as set forth on the preceding page. On February 24, 2000, the fair market value of a share of Common Stock of the Company was $37.91.

Stock Grant Terms

   Each non-employee director, upon his or her initial election to the Board of Directors, shall receive a grant of 1,000 shares of restricted shares or restricted share units. Restricted share units are the right to receive Common Stock of the Company in the future. Participants shall not be required to make any payment for a Stock Grant under the current terms of the Plan.

   Unless otherwise provided by the Committee, participants shall have the entire beneficial ownership interest in, and all rights and privileges as a shareholder as to, the Stock Grant, if issued as restricted shares, subject to the restrictions set forth in the Plan. Stock Grants issued as restricted share units may provide that the participant has the right to receive dividend payments or dividend equivalent payments on the Common

Stock subject to such award, whether or not such award has vested. Dividends on restricted share units may be paid in cash or may be credited to the participant's account and later settled in cash or Company Common Stock, or a combination thereof.

   The Company shall retain the stock certificate evidencing ownership of the restricted shares, or keep an account of restricted share units until the restriction period terminates. Generally, the restriction period terminates on the date the non-employee director ceases to be a director of the Company by reason of death, disability or retirement (Restriction Period). Removal from the Board of Directors for cause would result in forfeiture of a non-employee director's Stock Grant to the Company. Upon a non-employee director ceasing service as a director by reason of death, disability or retirement, the Company shall provide to the non-employee director a certificate evidencing ownership of the Stock Grant, free of all restrictions.

Additional Conditions, Amendment and Termination

   The Board of Directors may, but need not, provide that the shares of Common Stock issued upon exercise of the Stock Option or receipt of a Stock Grant shall be subject to such further conditions, restrictions or agreements as the Board of Directors in its discretion may specify prior to the exercise of such Stock Option or receipt of a Stock Grant, including without limitation, deferrals on issuance, conditions on vesting or transferability, and forfeiture or repurchase provisions. The Committee may permit a participant to elect to defer receipt of all or part of the Common Stock issuable upon the exercise of a Stock Option or receipt of a Stock Grant, pursuant to rules and regulations established by the Committee. The Board may waive conditions to and/or accelerate exercisability of a Stock Option or vesting of a Stock Grant, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion.

   The Board may periodically amend the Plan as determined appropriate, without further action by the Company's shareholders except to the extent required by applicable law. Notwithstanding the foregoing, subject to adjustment pursuant to the antidilution provisions of the Plan, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan unless the amendment is approved by the shareholders.

   The Plan may be terminated at such time as the Board of Directors may determine. Termination and expiration of the Plan shall not affect the rights and obligations arising under Stock Awards theretofore granted and then in effect.

Transferability of Stock Awards

   Unless otherwise provided by the Committee, each Stock Option shall be transferable only by will or the laws of descent and distribution.

   Common Stock issued in respect of Stock Grants, unless otherwise provided by the Committee, shall be transferable at the end of the Restriction Period, but not before then.

Federal Income Tax Consequences

   Counsel has advised that under present Federal tax laws and regulations, the significant Federal income tax consequences to non-employee directors and the Company as a result of the grant of Stock Awards should be as described below.

   A non-employee director recognizes no taxable income upon the grant of a Stock Option, but will recognize taxable income upon its exercise equal to the excess, if any, of the fair market value of the shares of Common Stock at the time of exercise over the exercise price. The non-employee director's tax basis for the shares of Common Stock received will be their fair market value at the time of exercise and any taxable gain or loss on a subsequent disposition will be capital gain or loss if such shares are otherwise capital assets.

   The tax consequences of a Stock Grant depend upon whether such grant is issued as restricted shares or restricted share units.

   If the Stock Grant is issued in the form of restricted shares, the tax consequences depend upon whether or not the non-employee director elects to be taxed at the time of the grant of such restricted shares.

   No Tax Election Made. If no election is made, taxable income is not recognized at the time of such grant. Recognition of taxable income is postponed until the restrictions on the shares lapse. At that time, the non-employee director will recognize taxable income equal to the then fair market value of the shares and such amount will be the tax basis for such shares. Any taxable gain or loss on a subsequent disposition will be capital gain or loss if such shares are otherwise capital assets.

   Tax Election Made. If the election is made, taxable income is recognized at the time of such grant equal to the fair market value of such shares at that time, determined without regard to any of the restrictions thereon and such amount is the tax basis for such shares. If such shares are subsequently forfeited before the restrictions lapse, the non-employee director will be entitled to no deduction on account thereof. Any taxable gain or loss on a disposition after the restrictions lapse will be capital gain or loss if such shares are otherwise capital assets.

   If the Stock Grant is issued in the form of restricted share units, taxable income is not recognized at the time of such grant. Recognition of taxable income is postponed until the restrictions on the restricted share units lapse. At that time, the non-employee director will recognize taxable income equal to the then fair market value of the shares issuable in payment of such units and such amount will be the tax basis for such shares. Any taxable gain or loss on a subsequent disposition will be capital gain or loss if such shares are otherwise capital assets.

   The Company is entitled to a tax deduction in the same amount as the income recognized by the non-employee director and in the taxable year in which such income is recognized. For Stock Grants, the Company is also entitled to a tax deduction for any dividends or dividend equivalents paid to the non-employee director prior to the time that such income is recognized.

   The Board of Directors recommends that shareholders vote FOR approval of Proposal 2.

                (3) RATIFICATION OF APPOINTMENT OF INDEPENDENT
                         CERTIFIED PUBLIC ACCOUNTANTS

   The Board of Directors, upon the recommendation of the Audit Committee, has appointed Deloitte & Touche LLP as the firm of independent certified public accountants to audit the books and accounts of the Company and its consolidated subsidiaries for the year 2000 subject to ratification by shareholders. The appointment of Deloitte & Touche LLP continues a relationship that began in 1969.

   A representative of Deloitte & Touche LLP is expected to be present at the Annual Meeting and will have an opportunity to make a statement if such representative desires to do so and will be available to respond to appropriate questions by shareholders.

   The Board of Directors recommends that shareholders vote FOR approval of Proposal 3.

                                OTHER BUSINESS

   The only business to come before the meeting of which the management is aware is set forth in this Proxy Statement. If two proposals that were excluded from this Proxy Statement in accordance with Rule 14a-8 of the Securities Exchange Act of 1934 are properly brought before the meeting, it is intended that the proxy holders will use their discretionary authority to vote the proxies against such proposals. If any other business is presented for action, it is intended that discretionary authority to vote the proxies shall be exercised in respect thereof in accordance with the best judgment of the proxy holders.

   IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS ARE URGED TO DATE, SIGN AND RETURN THE ACCOMPANYING FORM OF PROXY IN THE ENCLOSED ENVELOPE.

                                                   Carl W. von Bernuth
                                                   Senior Vice President,
                                                  General Counsel and Secretary

 Any security holder wishing to receive, without charge, a copy of Union Pacific's 1999 Annual Report on Form 10-K (without exhibits) filed with the Securities and Exchange Commission, the Company's report, "Commitment to Diversity" or a copy of the Union Pacific Corporation 2000 Directors Stock Plan, should write to Secretary, Union Pacific Corporation, 1416 Dodge Street, Room 1230, Omaha, NE 68179.

 [LOGO]      UNION PACIFIC                          PROXY
              CORPORATION              SOLICITED BY BOARD OF DIRECTORS
           1416 Dodge Street            ANNUAL MEETING APRIL 21, 2000
               Room 1230                     SALT LAKE CITY, UTAH
            Omaha, NE 68179

The undersigned hereby appoints RICHARD K. DAVIDSON and CARL W. von BERNUTH, and each of them, as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote all the shares of stock of UNION PACIFIC CORPORATION which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on April 21, 2000 or any adjournment or postponement thereof as indicated in this Proxy upon all matters referred to on the reverse side and described in the Proxy Statement for the meeting, and, in their discretion as set forth in the Proxy Statement, upon any other matters that may properly come before the meeting.

If no direction is made, this Proxy will be voted FOR all nominees in the election of Directors and FOR proposals 2 and 3. The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposals 2 and 3.

YOUR VOTE IS IMPORTANT! PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

                 (Continued and to be signed on reverse side.)




                           UNION PACIFIC CORPORATION
     PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.
                                                                          ---
The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposals 2 and 3.

                                               For      Withhold     For All
1. Election of Directors -                     All         All       Except

   Nominees:  P.F. Anschutz, R.P. Bauman,    -------     -------     -------
              R.B. Cheney, E.V. Conway,
              R.K. Davidson, T.J. Donohue,
              S.F. Eccles, I.J. Evans,
              E.T. Gerry, Jr., J.R. Hope,
              R.J. Mahoney, R.D. Simmons


   ------------------------------------------------
   (Except nominee(s) written above.)

                                               For       Against     Abstain
2. Adopt the Union Pacific Corporation
   2000 Directors Stock Plan.
                                             -------     -------     -------
3. Ratify appointment of Deloitte &
   Touche as independent auditors.           -------     -------     -------

   The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

   Date:                                    , 2000
        ------------------------------------

   Signature(s)
               -----------------------------------


   -----------------------------------------------
   Please sign exactly as name appears. Joint owners should each sign personally. Where applicable, indicate your official position or representative capacity.

[LOGO]
UNION PACIFIC                               CONFIDENTIAL VOTING INSTRUCTIONS FOR
CORPORATION                                 ANNUAL MEETING APRIL 21, 2000

To the Trustee:

The UNDERSIGNED hereby instructs you to vote, in person or by proxy, all the shares of stock of Union Pacific Corporation which were allocated to my account as of February 11, 2000, under one or more of the plans listed below and identified by the four-letter code below and on the reverse side of this card at the Annual Meeting of Shareholders to be held on April 21, 2000, or any adjournment or postponement thereof, as indicated upon all matters referred to on the reverse side of this card and described in the Proxy Statement for the meeting. I understand that this card when properly executed will be voted in the manner described herein; if no direction is made, the shares allocated to my account will be voted FOR all nominees in the election of Directors and FOR proposals 2 and 3; if I do not return my card, the shares that may be allocated to the plans in the left column below will be voted by the Trustee in the same proportion as the shares with respect to which voting instructions are received, and the shares allocated to the plans in the right column below will not be voted; and if I have shares allocated to more than one of the plans below and wish to vote the shares differently among the plans, I may contact Harris Trust & Savings Bank at 1-800-317-2512 for additional instruction cards.

Union Pacific Corporation Thrift Plan (THRT)
Union Pacific Resources Group Inc. Employees' Thrift Plan (RGRP)
Union Pacific Agreement Employee 401(k) Retirement Thrift Plan (AGRE) Union Pacific Fruit Express Company Agreement Employee 401(k)
     Retirement Thrift Plan (FREX)
Southern Pacific Rail Corporation Thrift Plan (SPCR)
Chicago and North Western Railway PS and Retirement Savings Program (CNWP) Union Pacific Corporation Thrift Plan PAYSOP (UPSP)
Union Pacific Corporation Employee Stock Ownership Plan (TRASOP) (TSOP)

                                   (Continued and to be signed on reverse side.)



                           UNION PACIFIC CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. ___

The Board of Directors recommends a vote FOR all nominees in the election of Directors and FOR proposals 2 and 3.

1. Election of Directors-                  For   Withhold   For All
                                           All     All       Except

Nominees: P.F. Anschutz, R.P. Bauman,
          R.B. Cheney, E.V. Conway,       -----   -----      -----
          R.K. Davidson, T.J. Donohue,
          S.F. Eccles, I.J. Evans,
          E.T. Gerry, Jr., J.R. Hope,
          R.J. Mahoney, R.D. Simmons


----------------------------------------
(Except nominee(s) written above.)

                                           For   Against    Abstain
2. Adopt the Union Pacific Corporation
   2000 Directors Stock Plan.             -----   -----      -----

3. Ratify appointment of Deloitte &
   Touche as independent auditors.        -----   -----      -----

          The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and of the Proxy Statement.

          Dated:_____________________________, 2000

          Signature________________________________

          _________________________________________
          Please sign exactly as name appears.

                           UNION PACIFIC CORPORATION
                           2000 DIRECTORS STOCK PLAN
1.   PURPOSE
     -------

     The purpose of the Union Pacific Corporation 2000 Directors Stock Plan (the "Plan") is to advance the interests of Union Pacific Corporation, a Utah corporation (the "Company"), by enabling the Company to attract, retain and motivate qualified individuals to serve on the Company's Board of Directors and to align the financial interests of such individuals with those of the Company's stockholders by providing for or increasing their proprietary interest in the Company.

2.   DEFINITIONS
     -----------

     (a)  "Board" means the Board of Directors of the Company.

     (b) "Committee" means the Board and/or a committee of the Board acting pursuant to its authorization to administer this Plan under Section 7.

     (c) "Common Stock" means the Company's Common Stock, par value $2.50, as presently constituted, subject to adjustment as provided in Section 8.

     (d) "Fair Market Value" means, as of any date, and unless the Board shall specify otherwise, the average of the high and low trading prices of a share of Common Stock as reported in the Wall Street Journal listing of composite transactions for New York Stock Exchange issues.

     (e) "Non-Employee Director" means a member of the Board who is not at the time also an employee or former employee of the Company or any of its direct or indirect majority-owned subsidiaries (regardless of whether such subsidiary is organized as a corporation, partnership or other entity).

     (f) "Restricted Shares" means shares of Common Stock granted under Section 6(c) of the Plan.

     (g) "Restricted Share Units" means the right to receive in the future a share of Common Stock granted under Section 6(c) of the Plan.

     (h) "Retirement" of a Participant means termination of service as a director of the Company other than for cause, if (A) the Participant at the time of termination was ineligible for continued service as a director under the Company's Retirement Policy, or (B) the Participant had served as a director of the Company for at least three years from the date Restricted Shares were granted to such Participant, and such termination is (i) due to Participant's taking a position with or providing services to a governmental, charitable or educational institution whose policies prohibit continued service on the Board,
          (ii) due to the fact that continued service as a director would be a violation of law, or (iii) not due to the voluntary resignation or refusal to stand for reelection by the Participant.

     (i) "Stock Grant" means the grant of 1,000 Restricted Shares or Restricted Share Units, as determined by the Committee.

3.   SHARES SUBJECT TO THE PLAN
     --------------------------

     Subject to adjustment as provided in Section 8, the maximum number of shares of Common Stock which may be issued pursuant to this Plan shall not exceed 550,000, no more than 50,000 of which may be issued as Stock Grants. Shares issued under this Plan may be authorized and unissued shares of Common Stock or shares of Common Stock reacquired by the Company. All or any shares of Common Stock subject to a stock option under the Plan which for any reason are not issued may again be made subject to a stock option or Stock Grant under the Plan.

4.   PARTICIPANTS
     ------------

     Any person who is a Non-Employee Director shall be a participant hereunder (each a "Participant").

5.   AWARDS

     (a) (i) Unless determined otherwise below, commencing January 1, 2001, each Participant shall receive annually, on the date of the first meeting of the Board of Directors of a calendar year, an option to purchase a number of shares of Common Stock determined by dividing 60,000 by 1/3 of the Fair Market Value on the date of such annual meeting of one share of Common Stock, with the resulting quotient rounded (up or down, as the case may be) to the nearest 50 shares; and

          (ii) Each Non-Employee Director shall upon his or her initial election to the Board receive a Stock Grant effective as of the date of such election. A Participant shall not be required to make any payment for a Stock Grant granted hereunder.

     (b) Subject always to Section 5(c), the Board may in its discretion adjust the formula set forth in Section 5(a)(i) pursuant to which the number of shares subject to an option shall be determined, provided that no such adjustment shall effect any option then outstanding under the Plan.

     (c) Subject to adjustment pursuant to Section 8, the maximum number of shares of Common Stock subject to stock options awarded under this Plan during any calendar year to any person on account of his or her service as a Non-Employee Director shall not exceed 5,000 shares.

6.   TERMS AND CONDITIONS OF STOCK AWARDS
     ------------------------------------

     (a) General Terms and Conditions: Stock options and Stock Grants awarded pursuant to the Plan need not be identical but each stock option and Stock Grant shall be subject to the following general terms and conditions:

          (i) Terms and Restrictions Upon Shares: The Board may provide that the shares of Common Stock issued upon exercise of a stock option or receipt of a Stock Grant shall be subject to such further conditions, restrictions or agreements as the Board in its discretion may specify prior to the exercise of such stock option or receipt of a Stock Grant, including without limitation, deferrals on issuance, conditions on vesting or transferability, and forfeiture or repurchase provisions. The Committee may permit a Participant to elect to defer receipt of all or part of the Common Stock issuable upon the exercise of a stock option or receipt of a Stock Grant, pursuant to rules and regulations adopted by the Committee.

          (ii) Other Terms and Conditions: Except as set forth herein, no holder of a stock option or Stock Grant shall have any rights as a stockholder with respect to any shares of Common Stock subject to a stock option or Stock Grant hereunder until said shares have been issued. Stock options or Stock Grants may also contain such other provisions, which shall not be inconsistent with any of the foregoing terms, as the Board or the Committee shall deem appropriate. The Board may waive conditions to and/or accelerate exercisability of a stock option or vesting of a Stock Grant, either automatically upon the occurrence of specified events (including in connection with a change of control of the Company) or otherwise in its discretion. No stock option or Stock Grant, however, nor anything contained in the Plan, shall confer upon any Participant any right to serve as a director of the Company.

     (b) Terms and Conditions of Stock Options
         -------------------------------------

          (i) Term of Stock Options: Each stock option granted pursuant to the Plan shall have a term of ten years from the date of grant.

          (ii) Transferability of Stock Options: Unless otherwise provided by the Committee, each stock option shall be transferable only by will or the laws of descent and distribution.

          (iii) Vesting of Stock Options: Unless otherwise provided by the Committee in awarding a stock option, each stock option granted pursuant to the Plan shall vest in full on the first anniversary of the grant date for such option; provided, however, that, unless otherwise provided by the Committee, in the event of the death or disability (as determined by the Committee) of a Participant, any unvested option granted pursuant to the Plan shall vest immediately.

          (iv) Exercise of Stock Option after Termination of Service: Unless otherwise provided by the Committee in awarding a stock option, in the event a Non-Employee Director ceases to be a director of the Company for any reason, such Non-Employee Director shall be able to exercise any stock options held by such Non-Employee Director and vested on the date of such termination for a period of five years after the date of such termination; provided, that (i) in no event shall any stock option be exercisable after expiration of such option's ten year term and (ii) any unexercised stock option shall expire immediately upon a Participant's removal for cause from the Board.

          (v) Stock Option Price: The exercise price for each stock option shall be the Fair Market Value of the stock on the date of grant. The exercise price for a stock option previously awarded under the Plan may not be adjusted or amended, except as provided in Section 8. The exercise price shall be payable in cash, by payment under an arrangement with a broker where payment is made pursuant to an irrevocable direction to the broker to deliver all or part of the proceeds from the sale of the option shares to the Company, by the surrender of shares of Common Stock owned by the optionholder exercising the option and having a fair market value, as determined by the Committee, on the date of exercise equal to the exercise price but only if such will not result in an accounting charge to the Company, or by any combination of the foregoing. In addition, the exercise price shall be payable in such other form(s) of consideration as the Committee in its discretion shall specify.

     (c)  Stock Grant Terms.
          ------------------

          (i) Unless otherwise provided by the Committee in its discretion, at the time of grant of Restricted Shares to a Participant, a certificate representing 1,000 shares of Common Stock shall be registered in such Participants' name and shall be held by the Company for his or her account. Unless otherwise provided by the Committee in its discretion, the Participant shall have the entire beneficial ownership interest in, and all rights and privileges of a stockholder as to, such Restricted Shares, including the right to vote such restricted Shares and the right to receive dividends, subject to the following restrictions: (A) the Participant shall not be entitled to delivery of such stock certificate until the expiration of the Restriction Period (as hereinafter defined); (B) none of the Restricted Shares may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restriction Period; (C) all of the Restricted Shares shall be forfeited and all rights of the Participant to such Restricted Shares shall terminate without further obligation on the part of the Company if the Participant ceases to be a director of the Company for any reason other than death, disability (as determined by the Committee), or Retirement. Any shares of Common Stock or other securities or property received as a result of a transaction listed in
          Section 8 hereof shall be subject to the same restrictions as such Restricted Shares.

          (ii) At the end of the Restriction Period all restrictions applicable to the Restricted Shares shall lapse, and a stock certificate for a number of shares of Common Stock equal to the number of Restricted Shares, free of all restrictions, shall be delivered to the Participant or his beneficiary, as the case may be. "Restriction Period" shall mean the period commencing on the date of grant of Restricted Shares and ending on the date such director ceases to be a director of the Company by reason of death, disability (as determined by the Committee) or Retirement.

          (iii) Awards of Restricted Share Units shall be payable in shares of Common Stock. The provisions of Section 6(c)(i) and 6(c)(ii) of the Plan relating to the vesting and forfeiture of Restricted Shares shall apply to any award of Restricted Stock Units. Any award of Restricted Share Units may provide the Participant with the right to receive dividend payments or dividend equivalent payments on the Common Stock subject to the award, whether or not such award has vested. Such payments may be made in cash or may be credited to a Participant's account and later settled in cash or Common Stock or a combination thereof, as determined by the Committee. Such payments and credits may be subject to such conditions and contingencies as the Committee may establish.

7.   ADMINISTRATION OF THE PLAN
     --------------------------

     The Plan shall be administered by the Board, except that as provided herein the Plan may be administered by a Committee of the Board, as appointed from time to time by the Board. The Board shall fill vacancies on and from time to time may remove or add members to the Committee. The Committee shall act pursuant to a majority vote or unanimous written consent.

     Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things necessary or desirable in connection with the administration of this Plan, including, without limitation: (a) to prescribe, amend and rescind rules relating to this Plan and to define terms not otherwise defined herein; (b) to prescribe the form of documentation used to evidence any stock option or Stock Grant awarded hereunder, including provision for such terms as it considers necessary or desirable, not inconsistent with the terms established by the Board; (c) to establish and verify the extent of satisfaction of any conditions to exercisability applicable to stock options or to receipt or vesting of Stock Grants; (d) to determine whether, and the extent to which, adjustments are required pursuant to Section 8 hereof; and (e) to interpret and construe this Plan, any rules and regulations under the Plan and the terms and conditions of any stock option or Stock Grant awarded hereunder, and to make exceptions to any procedural provisions in good faith and for the benefit of the Company. Notwithstanding any provision of this Plan, the Board may at any time limit the authority of the Committee to administer this Plan.

     All decisions, determinations and interpretations by the Board or, except as to the Board, the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any stock option or Stock Grant awarded hereunder, shall be final and binding on all Participants and holders of stock options or Stock Grants. The Board and the Committee may consider such factors as it deems relevant, in its sole and absolute discretion, in making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

     All questions pertaining to the construction, regulation, validity and effect of the Plan shall be determined in accordance with the laws of the State of Utah.

8.   ADJUSTMENT OF AND CHANGES IN THE STOCK
     --------------------------------------

     If the outstanding securities of the class then subject to this Plan are increased, decreased or exchanged for or converted into cash, property or a different number or kind of shares or securities, or if cash, property or shares or securities are distributed in respect of such outstanding securities, in either case as a result of a reorganization, reclassification, dividend (other than a regular cash dividend), or other distribution, stock split, reverse stock split, spin-off or the like, or if substantially all of the property and assets of the Company are sold, then, unless the terms of such transaction shall provide otherwise, the maximum number and type of shares or other securities that may be issued under this Plan shall be appropriately adjusted. The Committee shall determine in its sole discretion the appropriate adjustment to be effected pursuant to the immediately preceding sentence. In addition, in connection with any such change in the class of securities then subject to this Plan, the Committee may make appropriate and proportionate adjustments in the number and type of shares or other securities or cash or other property that may be acquired pursuant to stock options or Stock Grants theretofore awarded under this Plan and the exercise price of such stock options or price, if any, of such Stock Grants.

     No right to purchase or receive fractional shares shall result from any adjustment in stock options or Stock Grants pursuant to this Section 8. In case of any such adjustment, the shares subject to the stock option or Stock Grant shall be rounded up to the nearest whole share of Common Stock.

9.   REGISTRATION, LISTING OR QUALIFICATION OF STOCK
     -----------------------------------------------

     In the event that the Board or the Committee determines in its discretion that the registration, listing or qualification of the shares of Common Stock issuable under the Plan on any securities exchange or under any applicable law or governmental regulation is necessary as a condition to the issuance of such shares under the stock option or Stock Grant, the stock option or Stock Grant shall not be exercisable or exercised in whole or in part unless such registration, listing, qualification, consent or approval has been unconditionally obtained.

10.  EFFECTIVE DATE, AMENDMENT AND TERMINATION OF PLAN
     -------------------------------------------------

     This Plan shall become effective upon its approval by the Company's shareholders at the Company's 2000 annual meeting of stockholders.

     The Board may periodically amend the Plan as determined appropriate, without further action by the Company's stockholders except to the extent required by applicable law. Notwithstanding the foregoing, and subject to adjustment pursuant to Section 8, the Plan may not be amended to materially increase the number of shares of Common Stock authorized for issuance under the Plan, unless any such amendment is approved by the Company's stockholders. The Plan may be terminated at such time as the Board may determine. Termination and expiration of the Plan will not affect the rights and obligations arising under stock options or Stock Grants theretofore awarded and then in effect.